Exhibit 23.3

CONSENT OF HealthCare Royalty Management, LLC

Healthcare Royalty, Inc.

300 Atlantic Street, Suite 600

Stamford, CT 06901

July 12, 2021

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as amended and as it may be amended from time to time, the “Registration Statement”) of Healthcare Royalty, Inc. (the “Company”).

We have reviewed the information in the sections of the Registration Statement entitled “Prospectus Summary—Portfolio Highlights” and “Business—Portfolio Highlights” containing projections of Projected Duration and Royalty Receipt. Projections of Projected Duration and Royalty Receipts are based upon forecasts we have made of future sales and cash flows anticipated to be generated by each asset determined through the use of internal models prepared by us in the ordinary course of business in order to evaluate the performance of existing investments.

We hereby consent to the reference to our firm in the Registration Statement and to the use of the projections of Projected Duration and Royalty Receipts supplied by us and included in the sections of the Registration Statement entitled “Prospectus Summary—Portfolio Highlights” and “Business—Portfolio Highlights”.

We hereby consent to the filing of this letter as an exhibit to the Form S-1 to be filed with the U.S. Securities and Exchange Commission.

/s/ HealthCare Royalty Management, LLC